Exhibit 99.B(h)(7)

SCHEDULE D

TO THE AMENDED AND RESTATED

ADMINISTRATION AND TRANSFER AGENCY AGREEMENT

BETWEEN

SEI TAX EXEMPT TRUST

AND

SEI INVESTMENTS FUND MANAGEMENT

DATED AS OF NOVEMBER 16, 2006

Portfolios:                                                                 This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the “Funds”):

Intermediate-Term Municipal Fund

California Municipal Bond Fund

Massachusetts Municipal Bond Fund

New Jersey Municipal Bond Fund

New York Municipal Bond Fund

Pennsylvania Municipal Bond Fund

Tax Free Fund

Institutional Tax Free Fund

Massachusetts Tax Free Money Market Fund

Short Duration Municipal Fund

Fees:                                                                                            Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

Intermediate-Term Municipal Fund – Class A Shares	0.24%
California Municipal Bond Fund – Class A Shares	0.24%
Massachusetts Municipal Bond Fund – Class A Shares	0.24%
New Jersey Municipal Bond Fund – Class A Shares	0.24%
New York Municipal Bond Fund – Class A Shares	0.24%
Pennsylvania Municipal Bond Fund – Class A and B Shares	0.20%
Tax Free Fund – Class A Shares	0.36%
Institutional Tax Free Fund – Class A, B and C Shares	0.36%
Massachusetts Tax Free Money Market Fund – Class B and C Shares	0.23%
Short Duration Municipal Fund	0.24%

D-1